EXHIBIT 10.4
PARK VIEW FEDERAL SAVINGS BANK
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
Amended and Restated February 2006

PARK VIEW FEDERAL SAVINGS BANK
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
Article 1
Definitions

Section 1.1	Administrator. The Administrator of the Plan shall be the Compensation Committee.

Section 1.2	Actuarial Equivalent. At any date, with respect to any Plan Benefit hereunder, a payment or payments equal in the aggregate to the value at such date of such. Plan Benefit determined actuarially on the basis of the current Pension Benefit Guarantee Corporation (“PBGC”) interest rate and the mortality table currently used by the PBGC at such date.

Section 1.3	Bank. Park View Federal Savings Bank, a federally chartered savings association, or any successor thereto as provided in Section 10.12 herein.

Section 1.4	Board. The Board of Directors of Park View Federal Savings Bank.

Section 1.5	Compensation Committee. The Compensation Committee of the Board of Directors of Park View Federal Savings Bank.

Section 1.6	Code. The Internal Revenue Code of 1986, as amended, or as it may be amended from time to time.

Section 1.7	Company. PVF Capital Corporation, an Ohio corporation, or any successor thereto as provided in Section 10.12 herein, or any subsidiary thereof.

Section 1.8	Effective Date. The effective date of the Plan shall be July 1, 1998,

Section 1.9	Plan. The Park View Federal Savings Bank Supplemental Executive Retirement Plan.

Section 1.10	Plan Benefit. Retirement benefits payable under the Park View Federal Savings Bank Supplemental Executive Retirement Plan.

Section 1.11	Participant. An employee who is eligible to participate in the Park View Federal Savings Bank Supplemental Executive Retirement Plan.

Section 1.12	Retirement Date. The first day of any calendar month following the Participant’s sixty fifth (65th) birthday on which the Participant elects to retire, or such earlier date as the Board, by resolution, may agree to grant the Participant early retirement.

Article 2
Purpose of Plan

Section 2.1	Purpose. The Plan is designed to provide retirement benefits payable out of the general assets of the Bank as provided in Article 4.
Article 3
Eligibility

Section 3.1	Eligibility. Eligibility to participate in the Plan is limited to Employees of the Bank who are designated by the Compensation Committee of the Board of Directors of the Bank.
Article 4
Benefits

Section 4.1	Amount of Benefits. The annual amount of benefits payable to each Participant under the Plan shall be equal to sixty percent (60%) of the Participant’s Final Pay, reduced by the Actuarial Equivalent of the annual benefits payable to the Participant under the Bank’s Qualified Retirement Plans consistent with the form of benefits paid under Section 4.2. For purposes of this Section, the reduction for benefits payable under Qualified Retirement Plans shall not include elective deferrals made by the employee and earnings thereon. For purposes of this Section, Final Pay shall be defined as the highest year’s combined salary and target bonus (as defined in the Bank’s Management Incentive Compensation Plan established July 1, 1997) during the last five years of the Participant’s employment with the Bank. The determination of combined salary and target bonus shall include any amounts electively deferred by the Participant to any of the Bank’s qualified or nonqualified employee benefit plans.

Section 4.2	Form of Benefit Payments. The benefits payable to or on behalf of a Participant as determined under Section 4.1 shall be paid in the form of a lump sum distribution, single life annuity or converted to the Actuarial Equivalent joint and survivor annuity.

Section 4.3	Time of Benefit Payments. Payment of benefits (annuity payments or the lump sum equivalent of the annuity payments) due under the Plan to the Participant shall commence on the Participant’s Normal Retirement Date or, such earlier date as otherwise provided in this Agreement or as the Compensation Committee of the Board may, by resolution, otherwise determine. Subsequent annual payments of benefits shall be paid to the Participant each year, thereafter, on the anniversary date of the initial payment described in the previous sentence. Annuity payments shall continue for the lifetime of the Participant, or for the joint lives of the Participant and his or her spouse if actuarially converted pursuant to Section 4.2. In the event the Participant dies prior to commencement of benefit payments, the benefits payable shall be paid in a lump sum Actuarial Equivalent to the named beneficiary under Article 7 herein within one year from the date of death of the Participant.

Section 4.4	Distribution Election. Each Participant shall elect on a Distribution Election Form (in the form attached hereto) the distribution form for Benefit Amount described in Section 4.1. If any Participant fails to make an election on a Distribution Election Form with respect to the Plan the distribution form shall be a single life annuity or converted to the Actuarial Equivalent joint and survivor annuity. Payment of the Benefit within 30 days upon the occurrence of normal retirement, disability, death, early retirement or change of control, as described in Article 5 .
Article 5
Vesting

Section 5.1	Pro Rata Vesting. Provided that the Participant has remained continuously in the employ of the Bank (except for normal vacation time and such other leaves of absence as may be approved by the Board), the Participant shall vest in the Plan Benefits described in Article 4 of this Agreement each year, on a pro rata basis, beginning with the one year anniversary date of the effective date that the Participant becomes eligible to participate in the Plan and continuing with each succeeding annual anniversary date thereafter until the Participant’s attainment of age sixty-five (65). Upon the Participant’s attainment of age sixty-five (65) and provided the Participant has remained continuously in the employ of the Bank, the Participant shall be fully vested in the Plan Benefits described in Article 4 of this Agreement.

Section 5.2	Example. A Participant is age forty-five (45) at the effective date of this Agreement. Assuming the Participant remains in the employ of the Bank for another fifteen (15) years until he is age sixty (60), he will be entitled to an annual benefit under Article 4 and Section 5.1 of this Agreement that is equal to forty-five percent (45%) of the Participant’s highest combined salary and target bonus during the last five years of his employment determined as follows:

15 years Credited service x 60% Final Pay = 45% Final Pay at 20 year vesting period age sixty-five (65)[1]

1 If payments begin earlier than age sixty-five (65), the benefit will be actuarially reduced. If requested by the Participant and approved by the Compensation Committee, the actuarially reduced lump sum equivalent may be paid in lieu of annual benefits.

Years of credited service shall be equal to the number of years the Participant remains in the employ of the Bank after becoming an eligible Participant of the Plan as determined by the Board

Vesting period shall be equal to the difference between sixty-five (65) and the Participant’s age at the time he becomes a Participant in the Plan.

Section 5.3	Death or Disability. In the event that the Participant dies or becomes permanently and totally disabled while in the employ of the Bank and prior to age sixty-five (65), the Participant shall become fully vested in the Plan Benefits described in Article 4 of this Agreement.

For purposes of this Agreement, disability shall mean a condition in which the Participant is: (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than twelve (12) months; or (b) by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than twelve (12) months, is receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering participants of Bank.

Section 5.4	Early Retirement. In the event the Participant wishes to retire prior to age sixty-five (65), the Compensation Committee of the Board may agree, by resolution, to fully vest the Participant in the entire Plan Benefit described in Article 4. The Compensation Committee of the Board may also agree, by resolution, and with the approval of the Participant, to begin payment of the Participant’s Plan Benefits prior to the Participant’s attainment of age sixty-five (65), Benefits commencing earlier than the Participant’s age 65 will be actuarially reduced for the Participant’s age at commencement.

Section 5.5	Change in Control.
(a)	In the event of a change in control of the Company, the entire Plan Benefit described in Article 4 shall become fully vested and be immediately payable to the Participant in full.

(b)	For purposes of this Agreement, a change in control shall mean:
(i)	The acquisition by a person or persons acting in concert of the power to vote twenty-five percent (25%) or more of a class of the Company’s voting securities, or the acquisition by a person of the power to direct the Company’s management or policies, if the Board of Directors or the Office of Thrift Supervision (the “OTS”) or successor regulatory agency has made a determination that such acquisition constitutes or will constitute an acquisition of control of the Company for the purposes of the Savings and Loan Holding Company Act or the Change in Bank Cant-Tot Act and the regulations thereunder (12 CFR Part 574 or any successor provision);

(ii)	during the period of two (2) consecutive years during the term of this Agreement, individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two thirds (2/3) of the directors then in office who were directors in office at the beginning of the period;

(iii)	the Company shall have merged into or consolidated with another company, or merged another company into the Company, on a basis whereby less than fifty percent (50%) of the total voting power of the surviving company is represented by shares held by former shareholders of the Company prior to such merger or consolidation; or

(iv)	The Company shall have sold (i) substantially all of its assets; or, (ii) the Bank, to another person. The term “person” refers to an individual, corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or other entity.

Article 6
Termination for Cause

Section 6.1	In the event of the termination of the Participant for Cause, the Bank shall have no further obligations under this Agreement other than payment to the Participant at the Retirement Date of any vested portion of the Plan Benefit. For purposes of this Agreement, Cause shall be defined as termination as a result of the Participant’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any provision of this Agreement.

Sections 6.2	If any events specified in Section 563.39(b) (2) through (5) of the OTS Regulations (or any successor provision thereto) shall occur, the Participant’s rights under this Agreement shall be determined in accordance with the provisions of such Sections.
Article 7
Beneficiary Designation

Section 7.1	Beneficiary Designation. Each Participant shall have the right, at any time, to designate any person or persons as his Beneficiary or Beneficiaries (both primary and contingent) to whom payment under this Plan shall be paid in the event of death prior to complete distribution of the Participant’s Plan Benefits under the Plan. Each Beneficiary Designation shall be in a written form prescribed by the Administrator and will be effective only when filed with the Administrator during the Participant’s lifetime.

Section 7.2	Amendments. Any Beneficiary Designation may be changed by a Participant without the consent of any designated Beneficiary by the filing of a new Beneficiary Designation with the Administrator. The filing of a new Beneficiary Designation form will cancel all Beneficiary Designations previously filed,

Section 7.3	No Beneficiary Designation. If any Participant fails to designate a Beneficiary in the manner provided above, or if the Beneficiary designated by a deceased Participant predeceases the Participant, the Administrator shall direct the Bank to distribute such Participant’s remaining benefits under the Plan as follows:

a.	To the Participant’s surviving spouse, if any; or

b.	If the Participant has no surviving spouse, then to the Participant’s children in equal shares by right of representation; or

c.	If the Participant shall have no surviving spouse or children, then to the Participant’s estate; or

d.	In the absence of a will, in accordance with the intestate statute of the Participant’s domicile.

Section 7.4	Effect of Payment. Payment to the Beneficiary or as provided in Section 4.3 above shall completely discharge the Bank’s obligations under this Plan.

Section 7.5	Death of Beneficiary. Following commencement of payment of benefits under the Plan, if the Beneficiary designated by the deceased Participant dies before receiving complete distribution of such benefits any remaining benefits shall be paid:
a.	As designated by the Beneficiary in a written form prescribed by the Administrator which is effective only when fled with the Administrator during the Beneficiary’s lifetime; or

b.	If the Beneficiary shall not have made such designation, then to the Beneficiary’s estate.
Article 8
Claims Procedure

Section 8.1	Claim. Any person claiming a benefit under the Plan, requesting an interpretation or ruling under the Plan, or requesting information under the Plan shall present the request in writing to the Administrator who shall respond in writing as soon as practicable, and in no event later than ninety (90) days after the date of the written request.

Section 8.2	Denial of Claim. If the claim or request is denied, the written notice of denial shall be made within ninety (90) days of the date of receipt of such claim or request by the Administrator and shall state:
a.	The reason for denial, with specific reference to the Plan provision on which the denial is based.

b.	A description of any additional material or information required and an explanation of why it is necessary.

c.	An explanation of the Plan’s claim review procedure.

Section 8.3	Review of Claim. Any person whose claim or request is denied or who has not received a response within ninety (90) days may request review by notice given in writing to the Administrator within (60) days of receiving a response or one hundred fifty (150) days from the date the claim was received by the Administrator. The claim or request shall be reviewed by the Administrator who may, but shall not be required to, grant the claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

Section 8.4	Final Decision. The decision on review shall normally be made within sixty (60) days after the Administrator’s receipt of a request for review. If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time limit shall be one hundred twenty (120) days after the Administrator’s receipt of a request for review. The decision shall be in writing and shall state the reasons and relevant Plan provision. All decisions on review shall be final and bind all parties concerned.
Article 9
Amendment of Plan

Section 9.1	Amendment of Plan. The Board may, at any time, amend the Plan in whole or in part, provided, however, that no amendment shall be effective to decrease or restrict any vested Plan Benefits accrued under the Plan.
Article 10
Miscellaneous

Section 10.1	Benefits Unfunded. The benefits payable under the Plan shall be paid by the Bank each year out of its general assets.

Section 10.2	Unsecured General Creditor. Participants have the status of unsecured general creditors of the Bank. The Bank’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Bank to make benefit payments in the future.

Section 10.3	Nonassignability. Neither a Participant nor any other person shall have any right to alienate, commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights which are, expressly declared to be unassignable and nontransferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or separation for the payment of any other person, nor be transferable by operation of law in the event of a Participant’s or another person’s bankruptcy or insolvency.

Section 10.4	Payment of Taxes. The Bank shall have the right to deduct from all benefits paid hereunder any Federal, state or local taxes required to be withheld with respect to such benefit payments.

Section 10.5	Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Bank and the Participant, except as may otherwise be specifically provided herein. Moreover, nothing in this Plan shall be deemed to give the Participant the right to be retained in the service of the Bank or to interfere with the right of the Bank to discipline or discharge the Participant at any time

Section 10.6	Participant Cooperation. A Participant will cooperate with the Bank by furnishing any and all information requested by the Bank in order to facilitate the payment of benefits hereunder and such other action as may be requested by the Bank.

Section 10.7	Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

Section 10.8	Caption. The captions of articles, sections, and paragraphs of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

Section 10.9	Governing Law. This agreement shall, except to the extent that Federal Laws (including a law, rule or regulation of the OTS or Federal Deposit Insurance Corporation (FDIC)) shall be deemed to apply, be governed by and construed and enforced in accordance with the laws of Ohio.

Section 10.10	Validity. In case any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

Section 10.11	Notice. All notices or other communications under this Plan shall be made in writing and either hand delivered or sent by registered or certified mail to the Administrator.

Section 10.12	Successors, All obligations of the Company and the Bank, respectively, under the Plan shall be binding on any successor to the Company and the Bank, respectively, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company or the Bank.
IN WITNESS WHEREOF, and pursuant to resolution of the Board of Directors of the undersigned, the Bank has caused this instrument to be executed by its duly authorized officer this _______________ day of _________, 2006.

PVF CAPITAL CORPORATION		PARK VIEW FEDERAL SAVINGS BANK

By:		By:

	John R. Male Chairman of the Board of Directors		Gerald A. Fallon Chairman of Compensation Committee

PARK VIEW FEDERAL SAVINGS BANK

By:

John R. Male Chairman of the Board of Directors

STATE OF OHIO CUYAHOGA COUNTY	) ) )

Sworn to before my by the aforesaid John R. Male and Gerald A. Fallon and subscribed in my presence this ______ day of ____________, 2006.

________________________
NOTARY PUBLIC

PARK VIEW FEDERAL SAVINGS BANK
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
DISTRIBUTION ELECTION FORM
I, ____________, a Participant pursuant to the Park View Federal Savings Bank Supplemental Executive Retirement Plan, hereby elect that, upon the occurrence of normal retirement, disability, death, early retirement or change of control, as described in Article 5, the amount of benefits payable, described in Article 4, shall be distributed to me as follows:
___ Lump-sum payment within 30 days of event entitling me to such distribution.

___ Payment of Benefit annually as a straight life annuity or converted to the Actuarial Equivalent joint and survivor annuity, commencing 30 days after event entitling me to such distribution.
______________________________
[Participant Signature]
Date: __________________________

BENEFICIARY DESIGNATION
I direct that all amounts payable at my death under the terms of the Park View Federal Savings Bank Supplemental Executive Retirement be paid as provided below. As used below “survive me” means “survive me by more than 30 days.” (Fill in the blank(s) of only one of the following)
1.	To _________, if such person survives me, otherwise in equal shares to my children who survive me; but if any child of mine does not survive me and leaves a child or children, then such child’s share equally to his or her children, who survive me. At this time, my children are ___________________________________________________________________________
______________________________________________________________________________________________.

2.	To my children who survive me in equal shares but if any child of mine does not survive me and leaves a child or children, then such child’s share equally to his or her children who survive me. At this time my children are ___________________
_____________________________________________________________________________________________.

3.	To _________, trustee (or any successor trustee) of a trust agreement of which I am the grantor dated _______________.

4.	To:________________________________________________________________________________________________

___________________________________________________________________________________________________

___________________________________________________________________________________________________

___________________________________________________________________________________________________

DATED this __________________ day of _______________.

______________________________ (signature)